Exhibit 99.1

Dorian LPG Ltd. Announces VLGC Newbuilding Contracts, Forward Chartering Estimates, and New Credit Facility

STAMFORD, Conn., September 4, 2026 – Dorian LPG Ltd. (NYSE: LPG) (“Dorian” or the “Company”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today announced that it entered into an agreement with Hanwha Ocean to build three 90,000 cbm dual-fuel Panamax VLGCs for delivery in June, September, and December of 2030 for a total price of approximately $345 million.

The new VLGCs feature dual-fuel engines capable of operating on LPG and conventional low-sulphur fuels, as well as  a Shaft Generator system that enables onboard power generation during sea passages.  Their hull forms and main engines are optimized to accommodate larger-diameter propellers and energy-saving devices around the propellers, enhancing the vessel’s overall energy efficiency.

John C. Hadjipateras, Chairman, President, and CEO said, “These newbuildings reflect our measured approach to fleet renewal coupled with a capital allocation strategy that drives long-term shareholder value creation.”

In addition to providing our charterers the commercial flexibility to transit “the old” Panama Canal locks these new buildings will be built consistent with our long-term approach of investing in technologically advanced ships that enhance our trading profile and support our commitment to decarbonization.

Dorian also reports the following estimates for its fleet for the quarter ending September 30, 2026, based on the close of business today and estimates that it has fixed 99% of its calendar days at a rate in excess of $88,000 per day. This amount does not include any potential demurrage that may be earned for voyages completing during September 2026.

Finally, on September 2, 2026, Dorian entered into a new seven year $368.4 million credit facility to refinance existing indebtedness under the 2023 A&R Facility, Cougar and Cresques Japanese Financings, and the Commander tranche of the BALCAP Facility.  The new facility has a margin of 140 basis points over SOFR with an age-adjusted profile of 22 years and is comprised of a $213.4 million term loan and a $155.1 million revolving credit facility.  As the Cresques will enter the credit facility at the end of September, $193.8 million will be drawn at close, and $16 million will be drawn on the revolving credit facility to refinance the Clermont, prior to her delivery to new owners in October.  The facility also has a $200 million accordion facility to support the Company’s future growth.

The syndicate is led by coordinating bookrunners Nordea Bank AbP New York Branch, which is also agent, coordinator, and security agent; and Skandinaviska Enskilda Banken AB (Publ) and bookrunners and mandated lead arrangers Crédit Agricole Corporate & Investment Bank, BNP Paribas, Danish Ship Finance A/S, DNB Carnegie, Inc., ING Capital LLC; and Oversea-Chinese Banking Corporation, London Branch.  Crédit Agricole Corporate & Investment Bank will also serve as Sustainability Coordinator, as the facility also has a sustainability linked feature.

Ted Young, Chief Financial Officer and Treasurer, said “We are pleased to conclude this new facility with a highly regarded group of banks with whom we have worked for many years. The facility, when fully drawn, will consolidate four facilities into one and generate overall savings in interest and principal amortization per day. The facility provides ample financial flexibility for growth and fleet renewal with its revolving credit and accordion features.”

Dorian undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur, and the

Company’s actual results could differ materially from those anticipated in these forward-looking statements.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Dorian LPG's fleet of twenty-five modern VLGCs currently includes six dual-fuel ECO VLGCs, seventeen ECO VLGCs, and two modern VLGCs. Its business is centered around safe, reliable, clean and trouble-free transportation for its customers. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece. For more information visit www.dorianlpg.com.

Forward-Looking & Other Cautionary Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.